Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Joseph Fink

Address of Joint Filer:	160 Broadway
New York, NY 10038

Relationship of Joint Filer to Issuer:	May be deemed to be a 10% Owner by virtue of being Manager of Designated Filer

Issuer Name and Ticker or Trading Symbol:	Eastman Kodak Company (KODK)

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):	12/03/2019

Designated Filer:	K.F. Investors LLC

Signature:

/s/ Joseph Fink_____

Joseph Fink

Date: December 12, 2019